Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2003

CenterState Banks of Florida, Inc. Announces
Fourth Quarter 2002 Earnings
First Quarter 2003 Dividend

     WINTER HAVEN, FL. – January 29, 2003 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported after tax earnings for the quarter ended December 31, 2002 of $644,000 or $0.22 per share versus $713,000 or $0.25 per share for the corresponding quarter in 2001. The Company earned $2,369,000 or $0.82 per share for the year ended December 31, 2002 compared to $2,516,000 or $0.89 per share during the same period in 2001. President and CEO, Ernest S. “Ernie” Pinner, reported that the low interest rate environment resulted in a compression of “spread” (spread is defined as the yield on interest earning assets less the cost of deposits and other interest bearing liabilities) which was the primary reason for lower earnings in 2002 versus 2001. The Company also recognized one time data processing conversion related expenses of approximately $296,000 during 2002. All per share data is presented on a fully diluted basis.

     The Company also announced its quarterly dividend for the first quarter of 2003. A $0.05 per share cash dividend will be paid on March 31, 2003 to all shareholders of record as of March 14, 2003.

     CenterState Banks of Florida, Inc. is a $495 million multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations in eight counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

     The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., Allen C. Ewing & Co., or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-419-0833.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.